[manaris logo                      1155 Rene-Levesque Boulevard West, Suite 2720
 ENTERPRISE RISK MITIGATION]                            Montreal, Quebec H3B 2J6
                                            T(514) 337-2447  //  F(514) 337 0985

            Manaris Corporation Announces Appointment of Interim CEO

MONTREAL, CANADA, September 16, 2005 - Manaris Corporation (OTCBB: MANS - News; Frankfurt WKN: 255471), announces the appointment of John G. Fraser, the Company's Secretary/Treasurer, as interim Chief Executive Officer effective today, following the resignation of Stephane Solis."

Mr. Robert Clarke, Chairman of the Board, commented: "During his five-year tenure at Manaris Corporation, Stephane applied his expertise in identifying key acquisitions for the Corporation and has successfully realized a number of important transactions. He made substantial contributions to the Company and will be missed. We wish him well in his future endeavors."

"We are now entering a consolidation phase at Manaris. It is our intention to streamline operations and create efficiencies within our subsidiaries in order to deliver maximum value to our shareholders while maintaining focus on our continued growth. I am confident that John Fraser's track record as a business leader and change agent will drive performance in our group", continued Mr. Clarke.

Mr. Fraser was a partner for 20 years at KPMG Canada and Vice Chairman of the firm for the last 4 years until his departure in January of 1998. He has been a director of a number of publicly-traded companies and a director and Secretary of Manaris since 2003. He is currently a partner at Catalyst Consulting, a leading provider of legal services consulting to law firms and law departments throughout North America.

About Manaris Corporation

Through its wholly-owned subsidiaries, Manaris Corporation offers a comprehensive suite of enterprise risk management services and solutions. C-Chip North America specializes in the high-tech sector of the security industry, with technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses and corporations to monitor different types of environments, including Air, Soil, Water as well as buildings and infrastructures. Canadian Security Agency (2004) Inc. and Chartrand Laframboise Investigation provide corporations and institutions with security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

By  combining  both  traditional   security  services  and  advanced  monitoring
technology, Manaris sets the industry standard for integrated, end-to-end risk management solutions.

[manaris logo                      1155 Rene-Levesque Boulevard West, Suite 2720
 ENTERPRISE RISK MITIGATION]                            Montreal, Quebec H3B 2J6
                                            T(514) 337-2447  //  F(514) 337 0985

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and Manaris Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and Manaris Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.


                                      -30-

Contact:

Manaris Corporation
Mr. John Fraser
Interim President and CEO
(514) 337-2447

Zenergy Communications
Linda Farha
(514) 273-4034
linda@zenergycom.com